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                          AMENDMENT NO. 1 TO FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: THE SELECT SECTOR SPDR(R) TRUST

Address of Principal Business Office (No. & Street, City, State Zip Code):

       225 Franklin Street, Boston, Massachusetts 02110

Telephone Number (including area code): (303) 623-2577

Name and address of agent for service of process:

                            Joseph J. McBrien, Esq.
                       State Street Bank & Trust Company
                            1776 Heritage Drive A4N
                          North Quincy, MA  02171-2197

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO[ ]



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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 16th day of October 1998.



                                   THE SELECT SECTOR SPDR(R) TRUST


                                   By: /s/ EDMUND J. BURKE
                                       -------------------
                                       Edmund J. Burke
                                       President